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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

Tong                             ChoSam
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   (Last)                       (First)                   (Middle)

c/o PacificNet Inc.
Unit 1702, ChinaChem Century Tower
178 Gloucester Road
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                                    (Street)

Wanchai                            Hong Kong
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

12/30/02
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

PacificNet Inc.  (PACT)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                          President of China Operations
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Common Stock, par value $0.0001          12,482,778                  I                    The shares are owned of record by Sino
                                                                                          Mart Management Ltd., which is owned by
                                                                                          Mr. ChoSam Tong
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Common Stock, par value $0.0001              20,000                  D
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Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Warrant                  04/02/02   04/02/05        Common Stock,
                                                    par value $0.0001      3,000,000     $0.29          I          The warrant is
                                                                                                                   registered in the
                                                                                                                   name of Sino Mart
                                                                                                                   Management Ltd.,
                                                                                                                   which is owned by
                                                                                                                   Mr. ChoSam Tong
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




/s/ ChoSam Tong                                             January 28, 2003
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      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.